Exhibit 5.1

October 16, 2017

Merchants Bancorp

11555 North Meridian Street, Suite 400

Carmel, Indiana 46032

Re:  Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Merchants Bancorp, an Indiana corporation (“Merchants”), in connection with the preparation of a Registration Statement on Form S-1 (No. 333-220623) (the “Registration Statement”) initially filed by Merchants with the Securities and Exchange Commission (the “Commission”) on September 25, 2017 under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the issuance and sale by Merchants of up to 6,388,888 shares of common stock without par value (including up to 833,333 shares issuable upon exercise of the underwriters’ option to purchase additional shares (the “Shares”).  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with the preparation and rendering of the opinion set forth herein, we have reviewed, examined and relied upon the accuracy of, among other things, copies, certified or otherwise identified to our satisfaction, of the following documents:

1.                       the Registration Statement;

2.                       the form of Underwriting Agreement between Merchants and the underwriters named therein filed as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”); and

3.                       such other documents, certificates, and corporate records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

Based on and subject to the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares will be, upon issuance, duly authorized and, when the Pricing Committee of the Board of Directors of Merchants has taken all necessary corporate action to approve the issuance of the Shares, and if and when the Shares have been sold and issued upon the terms and conditions set forth in the Registration Statement and the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

This opinion is limited to the Indiana Business Corporation Law, including all applicable Indiana statutory provisions and published judicial decisions interpreting these laws, as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules or regulations of the Commission promulgated thereunder.

Sincerely,

/s/Krieg DeVault LLP

Krieg DeVault LLP